Exhibit 10.16
Date of Grant: [●]

BUCKEYE PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN
PHANTOM UNIT GRANT AGREEMENT
THIS PHANTOM UNIT GRANT AGREEMENT (this “Agreement”), dated as of [●], is delivered by Buckeye GP LLC, a Delaware limited liability company (the “Company”), to [●] (the “Participant”).

RECITALS

A.    The Buckeye Partners, L.P. 2013 Long-Term Incentive Plan (the “Plan”) provides for the grant of phantom units, which are phantom (notional) rights that represent the right to receive one or more limited partnership units (a “Unit”), of Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), as determined by the Committee (as defined in the Plan). The Plan also permits the granting of rights to receive an amount in cash equal to, and at the same time as, the cash distributions made by the Partnership with respect to a Unit during the period such phantom unit is outstanding (“DERs”). Employees, non-employee directors, consultants and advisors of the Company, the Partnership and the Partnership’s Affiliates (as defined in the Plan) are eligible to participate in the Plan. Each of the Company, the Partnership and the Partnership’s Affiliates, as applicable, is referred to herein as the “Service Recipient.”

B.    The Committee has decided to make a phantom unit grant, with DERs, subject to the terms and conditions set forth in this Agreement and the Plan, as an inducement for the Participant to promote the best interests of the Partnership. The Participant may receive a copy of the Plan by contacting [●] at [●] or [●].

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Grant of Phantom Units. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby confirms the grant to the Participant of [●] Phantom Units (the “Phantom Units”) as of the Date of Grant set forth at the top of the cover page to this Agreement (the “Date of Grant”). The Phantom Units will become vested in accordance with Paragraph 3 below and will be distributed in accordance with Paragraph 4 below. Except as otherwise provided below, prior to the date the Phantom Units are distributed as Units in accordance with Paragraph 4 below, the Participant will not be deemed to have any voting rights or cash distribution rights with respect to any Units subject to this grant. For purposes of this Agreement, each Phantom Unit shall be equivalent to one Unit.

2.Phantom Unit Account. The Company shall establish and maintain a Phantom Unit account, as a bookkeeping account on its records (the “Phantom Unit Account”), for the Participant and shall record in such Phantom Unit Account the number of Phantom Units granted to the Participant pursuant to this Agreement. The Participant shall not have any interest in any fund or specific assets of the Service Recipient by reason of this grant or the Phantom Unit Account established for the Participant.

3.Vesting.

(a)    Except as otherwise provided in subparagraphs (b), (c) and (d) below, the Participant will become vested in the Phantom Units awarded pursuant to this Agreement according to the following vesting schedule, provided the Participant does not incur a termination of service as a non-employee member of the board of directors of the Company (“Non-Employee Director”) prior to the applicable vesting date (the “Vesting Date”):

Vesting Date	Percentage of Phantom Units Vesting
Less than One Year from Date of Grant	0%
One Year or More from Date of Grant	100%

(b)    Except as otherwise provided in this Agreement, if the Participant terminates service as a Non-Employee Director prior to the Vesting Date, the Phantom Units credited to the Participant’s Phantom Unit Account that have not vested as of such Vesting Date shall terminate and the corresponding Units shall be forfeited; provided, however, that if the Participant terminates service as a Non-Employee Director on account of death or Disability (as defined in the Plan), all of the Participant’s unvested Phantom Units shall become vested as of the date of the Participant’s termination of service as a Non-Employee Director on account of death or Disability.

(c)    If the Participant terminates service as a Non-Employee Director on account of Retirement (as defined in the Plan) prior to the Vesting Date, the Phantom Units credited to the Participant’s Phantom Unit Account that have not vested will vest on a pro-rated basis as determined by the Committee in its sole discretion and will be paid as soon as practicable thereafter.

(d)    If a Change of Control (as defined in the Plan) occurs while the Participant is providing service to the Service Recipient and the Participant ceases to serve as a Non-Employee Director, other than on account of a termination for Cause (as defined in the Plan), during the Change of Control Period (as defined in the Plan), the portion of the Phantom Units credited to the Participant’s Phantom Unit Account that have not vested shall immediately vest and be paid within the thirty (30) day period following the termination of service to the Service Recipient.

4.Distribution. All of the Phantom Units credited to the Participant’s Phantom Unit Account that vest pursuant to Paragraph 3 above shall become converted to Units to be issued under the Plan and shall be distributed as soon as practicable following the date the Phantom Units vest or as set forth in this Agreement.

5.DERs. From the Date of Grant through the date the Phantom Units are converted and distributed pursuant to Paragraph 4 or earlier forfeited, if any distributions are made by the Partnership with respect to its Units, a DER will be paid to the Participant as soon as practicable following payment of a distribution. The DERs will be paid to the Participant in cash or Units as determined by the Committee in its sole discretion.

6.Acknowledgment by Participant. By executing this grant, the Participant hereby acknowledges that with respect to any right to a distribution and DERs pursuant to this Agreement, the Participant is and shall be an unsecured creditor of the Partnership without any preference as against other unsecured general creditors of the Partnership, and the Participant hereby covenants for himself or herself, and anyone at any time claiming through or under the Participant, not to claim any such preference, and hereby disclaims and waives any such preference that may at any time be at issue, to the fullest extent permitted by applicable law. The Participant also hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Participant’s rights to benefits under this Agreement and the Plan, and agrees that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant.

7.Restrictions on Issuance or Transfer of Units. The obligation of the Company to deliver Units upon distribution of the Phantom Units shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Units upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of the Units, the Units may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. In the event an exemption from registration under the Securities Act of 1933 (the “Securities Act”) is available, the Participant, if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws. No sale or disposition of Units acquired pursuant to this grant by the Participant shall be made in the absence of an effective registration statement under the Securities Act with respect to such Units unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Securities Act or any other applicable securities laws is first obtained.

8.Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Agreement and the terms of the Plan, the terms of the Plan will control. This grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of Units, (iii) changes in capitalization of the Partnership, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. By receiving this grant, the Participant hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Participant’s rights to benefits under this Agreement and the Plan and agrees that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant.

9.Assignment and Transfers. No Phantom Units or DERs awarded to the Participant under this Agreement may be transferred, assigned, pledged or encumbered by the Participant except (i) by will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order. Except as set forth above, any attempt to transfer, assign, pledge or encumber the Phantom Units or DERs by the Participant shall be null, void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of Company.

10.Taxes/Withholding. The vesting of Phantom Units, as well as any amounts received upon distribution of Phantom Units pursuant to Paragraph 4 above, and the payment of cash or Units for any DERs, is treated as taxable income to the Participant. The Participant shall be solely responsible for all tax consequences that result from the vesting and distribution of the Phantom Units, as well as any subsequent sale of Units and the payment of cash with respect to DERs. The Participant is a Non-Employee Director so the Service Recipient will not withhold taxes that are due in respect of this grant, the lapse of restrictions thereon, or any payment or transfer under this grant and the Participant acknowledges that the Participant is solely responsible for the payment of such taxes.

11.No Rights as Unitholder. The Participant shall not have any rights as a Unitholder of the Partnership, including the right to any cash distributions (except as provided in Paragraph 5), or the right to vote, with respect to any Phantom Units.

12.Service Not Affected. This grant of Phantom Units and DERs shall not confer upon the Participant any right to be retained by, or in the service of, the Service Recipient and shall not interfere in any way with the right of the Service Recipient to terminate the Participant’s service at any time. The right of the Service Recipient to terminate at will the Participant’s service at any time for any reason is specifically reserved.

13.Amendments. The Company may waive any conditions or rights under and amend any terms of this Agreement, provided that no change shall materially reduce the benefit to the Participant without the consent of the Participant, except as necessary to comply with the requirements of Paragraph 16 below.

14.Governing Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof, and applicable federal law.

15.Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the General Counsel at the principal office of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown in the records of the Service Recipient, or to such other address as the Participant may designate to the Service Recipient in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

16.Section 409A of the Internal Revenue Code. This Agreement is intended to comply with an exemption to section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. To the extent that any provision of this Agreement or the Plan would cause a conflict with the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. This Agreement may be amended without the consent of the Participant in any respect deemed by the Committee to be necessary in order to preserve compliance with section 409A of the Code.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates set forth below.

BY APPROVAL OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF BUCKEYE GP LLC: Buckeye Partners, L.P. By: Buckeye GP LLC, as its general partner By: ________________________________
Date: _______________________________

I hereby accept the Phantom Units and DERs described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and interpretations of the Committee with respect to this Agreement and the Plan shall be final and binding.

Participant: _____________________________
[●]

Date: __________________________________

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